Nu Skin Enterprises
Senior Executive Benefits Policy

This Benefits Policy applies to senior executive officers of Nu Skin Enterprises, Inc., (the “Company” or “NSE”) including the Chairman, CEO, Senior Vice Presidents, Executive Vice Presidents, and any other senior managers designated by the CEO (collectively referred to as “Executive”). This policy takes the place of all previous policies dealing with the matters addressed herein and is effective as of July 21, 2005.

1.

Computers — Executive will be provided a telephone, fax, computer and printer for their work as well as similar equipment for one home office. In addition, a laptop or notebook computer will be provided to accommodate work and communication away from the office and Executive’s primary residence. The equipment employed away from the office will be designated by NSE’s IT department so that the equipment is compatible with NSE systems and so that the Company can take advantage of existing vendor relationships. The equipment will also be tagged with an NSE identification to insure its inclusion on NSE’s books and records. The IT equipment coordinator for Executive will be Jay Brown Jr. All requests for equipment and equipment maintenance will go through the IT equipment coordinator.

2.

Cell Phones — Executive will be provided a cell phone for business use. Personal use of up to $500/month will be reimbursed to the Executive. The Company will pay for the phone, reasonable peripheral phone equipment as well as the monthly telephone charges on the phone. Cell phone usage other than through Executive’s primary cell phone provided by the Company will be the responsibility of the Executive. Business usage of secondary cell phones will be reimbursed through the Company’s standard expense reimbursement procedure, i.e., Executive will submit the bill for reimbursement indicating the portion of the bill that reflects business usage.

3.

Finance — Executive will be provided tax return preparation work for personal tax returns, including estates, trusts, other estate planning vehicles, and wholly-owned small businesses. In addition, the Company will provide access to designated finance personnel for other tax/estate planning work. Finance personnel asked to provide services will track the number of hours they spend on such services for the requesting Executive on an Executive Support Log. For finance personnel whose salaries are less than $60,000/year, the hourly rate for these services will be $35/hour. For finance personnel whose salaries are above $60,000, the hourly rate for these services will be $60/hour. Tax return preparation work will be provided as a perquisite to Executive, with the value of that work grossed up for income tax purposes. All other services will be provided on a non-grossed up basis, so that Executive is responsible for the income taxes associated with the Company providing this benefit. In the event the total value of a particular Executive’s use of finance personnel for all non-perquisite uses exceeds $10,000 in a given year, the Executive will reimburse the Company for the amount in excess of $10,000.

4.

Dispatch — The Company will provide dispatch, courier and shuttle services such as travel assistance, to and from airports, equipment pick up, document delivery, all in connection with Company business, at no charge to Executive. These services for non-business issues will be treated as described below.

5.	Security — Executive may request security services for the benefit of themselves and their families as Executive may deem necessary from time to time at no charge to Executive.

6.

Employees — Executive will be able to use designated Company employees to assist with certain personal matters as long as the employee providing services makes Company responsibilities his/her primary responsibility and priority. Those employees will track their time using an approved Executive Support Log. The value of the services provided by Company employees will then be charged to the Executive, with the charges deducted from the Executive’s periodic salary check on an after-tax basis, or the Executive may elect to reimburse the Company for the billed services by check. The services provided, the employees who are allowed to provide personal assistance, and the applicable billing rate for personal matters will be as follows:

      Service Employee Hourly Rate

Service	Employee	Hourly Rate
Bill Paying/Checkbook Management	Jay Brown Sr.	$45

Private Property Maintenance/Repairs	Steve Shoell Aux. Services Personnel	$45 $20

Dispatch, Courier, Errands and the Like	Aux Services	$15

Automobile/Motor Maintenance and Repairs	Aux Services	$25

The coordinator for the use of Auxiliary Services personnel will be Steve Shoell. The above rates may be modified in the event the Company’s standard “Butler Service Program” for employees generally provides any of the above services at a lower rate.

7.

Product — Executive will have access to Company products free of charge up to $2,500 (wholesale value) per month. Additional product will be reimbursed by the Executive at the Company’s cost. This policy is exclusive of additional access to non-resaleable product that is available at the employee store.

8.	Boys Club — Commitments of up to $5,000 per year by Executive will be reimbursed by the Company.

9.	Xmas Trees — The purchase of any Christmas tress from the Festival of the Trees for personal use are personal expenses. Trees used by the Company will be reimbursed.

10.	Tickets — Tickets to athletic events that are used by the Company for corporate use will be reimbursed to the contributing Executive at the actual price paid by the Executive.

11.	Lunches — A daily lunch in the high-rise cafeteria will be provided by the Company.

12.	Life Insurance — The Company will purchase and, during the term of the Executive’s employment by the Company, maintain a life insurance policy on the life of the Executive.

13.

Travel — Commercial aircraft is the standard means of long-distance corporate transportation. The CEO will establish appropriate travel policies with respect to the use of commercial airlines (e.g., identifying those who may travel first class, etc.). The Chairman may use private, chartered aircraft for travel to distributor events, conventions, and the like. When private aircraft is chartered, management traveling to the same event is expected, when feasible, to also use the chartered aircraft to minimize travel costs. The CEO may also authorize the use of private aircraft when required to meet multiple corporate obligations or other emergency purposes. The company will not pay the costs of private aircraft for non-business use. Reimbursed travel expenses of spouses and other family members to company events via private or commercial aircraft requires the prior approval of the Compensation Committee.

This Benefits Policy shall not preclude Executive from participating in or receiving other benefits generally available to all employees, such as insurance, or all Vice-Presidents of the Company, such as use of event tickets and access to company-owned or leased personal or real property on a grossed-up for tax basis consistent with the policies established for such benefits.

Except as set forth above or the preceding sentence, all other benefits provided by the Company to Executives, must be pre-approved by the Compensation Committee.

This Benefits Policy is not a contractual obligation of the Company, and the Company shall have the right at any time to modify, alter, amend, or terminate this Benefits Policy, in whole or in part, prospectively or retroactively.

Any property or service that Executive receives in lieu of or in addition to regular taxable wages is a fringe benefit that may be subject to taxation. Executive should consult his or her tax advisor regarding the tax consequences of the above benefits.